CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our reports dated August 10, 2000, relating to the financial statements and financial highlights which appear in the June 30, 2000, Annual Reports to Shareholders of State Street Research Argo Fund, State Street Research Alpha Fund, State Street Research Global Resources Fund and State Street Research Athletes Fund (each a series of State Street Research Equity Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


October 30, 2000